Exhibit 10.3

MADRIGAL PHARMACEUTICALS, INC.

NONQUALIFIED DEFERRED COMPENSATION PROGRAM

Effective August 1, 2026

ARTICLE 1

DESIGNATION OF PLAN AND DEFINITIONS

Section 1.1. Title and Purpose.

This Plan shall be known as the “Madrigal Pharmaceuticals, Inc. Nonqualified Deferred Compensation Program.” The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees, or non-employee members of the Board of Directors, who contribute materially to the continued growth, development and future business success of Madrigal Pharmaceuticals, Inc. (“Madrigal”) and its Subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

The Plan is intended to comply with all applicable laws, including Code Section 409A and will be administered, operated and construed in accordance with this intention.

Section 1.2. Definitions.

Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary.

1.2.1. “Account Balance” shall mean the sum of all accounts established by Madrigal for each Participant’s Deferral Election to be credited with each Deferred Compensation amount plus deemed earnings thereon as per Article 4, plus all accounts established by Madrigal for each Participant to receive Discretionary Company Contributions as per Article 3 plus deemed earnings thereon as per Article 4.

1.2.2. “Administrative Distribution Date” shall mean the earlier to occur of January 1 or July 1 following the date upon which payment of Deferred Compensation is to commence in accordance with Article 5.

1.2.3. “Anniversary Date” shall mean the last day of the Plan Year.

1.2.4. “Annual Bonus” shall mean any cash bonus awarded to an Employee by an Employer for a Plan Year subject to the achievement of certain performance objectives.

1.2.5. “Base Salary” shall mean an Employee’s regular base salary paid by an Employer.

1.2.6. “Beneficiary” or “Beneficiaries” shall mean the person or persons properly designated by the Participant, in accordance with Article 6, to receive the benefits provided herein.

1.2.7. “Board Fees” shall mean cash and/or fees paid to a member of the Board of Directors for service as a director.

1.2.8. “Board of Directors” shall mean the Board of Directors of Madrigal.

1.2.9. “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.2.10. “Deferral Election” shall mean the written or electronic election made by the Participant as to the amount of Eligible Compensation to defer, as well as the time and form of payment of the associated Account Balance, by means approved by the Plan Administrator.

1.2.11. “Deferred Compensation” shall mean that portion of a Participant’s Eligible Compensation for any Plan Year or part thereof, that has been deferred and withheld by Madrigal or a Subsidiary pursuant to the Plan.

1.2.12. “Discretionary Company Contribution” shall mean for any Plan Year or part thereof, the amount credited by Madrigal to a Participant pursuant to Section 3.5.

1.2.13. “Earnings Crediting Options” means the investment options designated by the Plan Administrator from time to time under this Plan, and from which a Participant may elect pursuant to Article 5 to direct the investment of the Participant’s Account Balance. The Earnings Credit Options shall be limited to registered investment companies (mutual funds) registered under the Investment Company Act of 1940 as amended.

1.2.14. “Effective Date” shall mean the Effective Date first written above.

1.2.15. “Eligible Compensation” of a Participant for any Plan Year shall include 60% of Base Salary and 95% of Annual Bonus. In addition, the Board of Directors may, in its sole discretion, designate all or any portion of a Participant’s Equity-Based Awards and/or Board Fees paid for service on the Board of Directors be included in “Eligible Compensation.”

1.2.17. “Employee” shall mean a person who is a common law employee of any Employer.

1.2.18. “Employer(s)” shall mean Madrigal and any of its Subsidiaries that have been selected by the Board of Directors to participate in the Plan and have adopted the Plan as a sponsor.

1.2.19. “Equity-Based Awards” shall mean any restricted stock units or performance shares granted to an Employee or Non-Employee Director by an Employer.

1.2.20. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.2.21. “Non-Employee Director” shall mean a member of the Board of Directors who is not an Employee.

1.2.22. “Participant” shall mean any Employee who is part of a select group of key management or highly compensated employees, and any Non-Employee Director who is selected to participate in the Plan by the Plan Administrator.

1.2.23. “Plan” shall mean this Madrigal Pharmaceuticals, Inc. Nonqualified Deferred Compensation Program, as set forth herein and as it may be amended from time to time.

1.2.24. “Plan Administrator” means the Compensation Committee of the Board of Directors or the person or persons designated by the Compensation Committee to serve as the Plan Administrator.

1.2.25. “Plan Year” shall begin January 1 of each year and continue through December 31.

1.2.26. “Rabbi Trust” shall mean a grantor trust which may be established by Madrigal to accept contributions from Madrigal and invest them in accordance with instructions from Madrigal for the purpose of “informally funding” the Plan. All assets of any Rabbi Trust shall remain assets of Madrigal, subject to claims of creditors of Madrigal and shall not be intended to cause any Participant to realize current income on amounts contributed thereto.

1.2.27. “Separation from Service” shall mean a “separation of service” under Treasury Regulation Section 1.409A-1(h).

1.2.28. “Specified Date” means the date that a Participant elects to defer compensation pursuant to a Deferral Election.

1.2.29. “Subsequent Election” means an election to change the form and/or commencement date of payment with respect to the Account Balance relative to a specific Deferral Election (inclusive of all related deemed interest on that Deferred Compensation) by filing an election change consistent with the requirements of Treas. Reg. 1.409A-2(b), or any succeeding regulations. A Subsequent Election: (1) must be made in writing on a form approved for this purpose by the Plan Administrator at least 12 months before commencement date of payment with respect to the original Deferral Election, (2) will not be effective as to any payment scheduled to be made within 12 months of the Subsequent Election; and (3) defer payment to which such Subsequent Election applies by at least five years from the originally scheduled payment date except in the case of the Participant’s death or an Unforeseeable Emergency.

1.2.30. “Subsidiary” or “Subsidiaries” means any corporation, partnership, limited liability company, joint venture, trust, or estate of or in which Madrigal owns or holds, directly or indirectly, more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation, (ii) the interest in the capital or profits of such partnership, limited liability company, or joint venture, or (iii) the beneficial interest in such trust or estate is at the time directly owned or controlled through one or more intermediaries, or both, by Madrigal.

1.2.31. “Unforeseeable Emergency” means, as determined by the Plan Administrator in its discretion, a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 2

SELECTION AND ELIGIBILITY

Section 2.1. Selection; Eligibility.

Participation in the Plan shall be limited to a select group of management or highly compensated Employees, or any Non-Employee Director, as determined by the Plan Administrator its sole discretion.

ARTICLE 3

DEFERRAL ELECTION AND DISCRETIONARY COMPANY CONTRIBUTIONS

Section 3.1. Election to Defer Compensation.

3.1.1. A Participant may elect to defer Eligible Compensation for a Plan Year by making a Deferral Election prior to the beginning of such Plan Year (for Annual Bonus, a Participant may elect to defer this Eligible Compensation as late as six months prior to the end of the applicable performance period). A Participant who is first selected to participate in the Plan other than at the beginning of a Plan Year may make a Deferral Election within thirty days after being first selected to participate, and such Deferral Election shall apply only to Eligible Compensation earned after the date of the Deferral Election. If a Participant does not timely make a proper Deferral Election, such Participant shall be deemed to not have made a Deferral Election to defer any Eligible Compensation for the relevant Plan Year.

3.1.2. Subject to any additional minimum or maximum scheduled deferral amount for a Plan Year that may be set from time to time by the Plan Administrator, a Participant may elect to defer any amount of Eligible Compensation, and this Deferral Election shall specify the amount to be deferred.

3.1.3. The Deferral Election shall specify the method of payment of benefits which is elected pursuant to Section 5.1 and the time such payment is to commence pursuant to Section 5.2. Participants may elect to have payment commence upon Separation from Service, or on one or more Specified Dates under rules established by the Plan Administrator. Participants have a fully vested interest in any Deferred Compensation.

Section 3.2. Method of Deferral.

A Participant’s Deferred Compensation shall be withheld by Madrigal in accordance with the Deferral Election pursuant to Section 3.1 and noted in one or more bookkeeping accounts established and maintained by Madrigal in the name of the respective Participant to which all Deferred Compensation, Discretionary Company Contributions, and deemed earnings or losses allocated under the Plan to each Participant will be credited and from which all amounts distributed under the Plan will be debited.

Section 3.3. Annual Deferral Election Required.

A new Deferral Election is necessary for each Plan Year in which a Participant wishes to defer Eligible Compensation. Such Deferral Election shall contain the information specified in Section 3.1. Deferral Elections must be made in the manner and by such date as prescribed by the Plan Administrator.

Section 3.4. Termination of Participation and/or Deferrals.

If the Plan Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a) (3) and 401(a) (1) of ERISA, or determines that the Participant no longer qualifies as a Non-Employee Director, the Plan Administrator shall have the right, in its sole discretion, to prevent the Participant from making future Deferral Elections. The Plan Administrator may, in its sole discretion, reinstate the Participant to full Plan participation at such time in the future as the Participant again becomes a member of the select group described above. Notwithstanding anything to the contrary in this section, any Deferral Election that has become irrevocable pursuant to Section 3.3 shall remain in effect for the remainder of the Plan Year during which a Participant’s participation in the Plan terminates, consistent with Section 409A of the Code.

Section 3.5. Discretionary Company Contributions.

From time to time as determined by and subject to such terms and conditions established by the Plan Administrator, in its sole discretion, Madrigal may credit amounts to a Participant. The vesting of such amounts and the time such payment is to commence shall be determined by the Plan Administrator at the time of any such contribution.

Section 3.6. Vesting of Employee Deferred Contributions.

All contributions are 100% vested when made.

Section 3.7. Vesting of Discretionary Company Contributions.

All Discretionary Company Contribution vesting shall be determined and subject to such terms and conditions established by the Board of Directors, in its sole discretion.

ARTICLE 4

EARNINGS ON ACCOUNT BALANCE

Section 4.1. General.

A Participant’s Account Balance shall be credited with deemed earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time.

Section 4.2. Investment Options.

The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of investment fund(s) as the Plan Administrator may designate from time to time, and shall equal the total return of such investment fund(s) net of asset-based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk charges. The Plan Administrator reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

Section 4.3. Earnings Crediting Options.

Notwithstanding that the rates of return credited to Participants’ Account Balances under the Earnings Crediting Options are based upon the actual performance of the Earnings Crediting Options, or such other investment funds as Madrigal may designate, Madrigal shall not be obligated to invest any Deferred Compensation, Discretionary Company Contributions, or any other amounts, in such funds or in any other investment funds.

Section 4.4. Changes in Earnings Crediting Options.

A Participant may change the Earnings Crediting Options to which the Participant’s Account Balances are deemed to be allocated, subject to such rules as may be determined by the Plan Administrator, and as determined from time to time consistent with legal restrictions. Each such change may include (a) reallocation of the Participant’s Account Balance and/or (b) change in investment allocation of amounts to be credited in the future, as the Participant may elect. The effect of a Participant’s change in Earnings Crediting Options shall be reflected in the Participant’s Account Balance as soon as reasonably practicable following the Plan Administrator’s receipt of notice of such change, as determined by the Plan Administrator in its sole discretion.

Section 4.5. Valuation of Accounts.

The value of a Participant’s Account Balance as of any date shall equal the Deferred Compensation and Discretionary Company Contribution Amounts, including any earnings (positive or negative) deemed to be earned on such Participant’s Account Balance in accordance with this Article 4 through the day preceding such date, less the amounts theretofore deducted from such Account Balances.

ARTICLE 5

PAYMENT OF BENEFITS

Section 5.1. Methods of Payment.

5.1.1. The Participant’s Account Balance attributable to Discretionary Company Contributions (and applicable earnings) shall be paid only upon a Separation from Service according to Section 5.2.1 in either (i) a single lump sum distribution or (ii) annually in installments over up to 10 years following Separation from Service, as determined through a specific Deferral Election prior to the time any such Discretionary Company Contribution is credited to the Participant’s Account Balance in accordance with Section 3.5.

5.1.2. Pursuant to Section 3.1, a Participant shall elect a form of payment of the Participant’s Account Balance attributable to Deferred Compensation relative to a specific Deferral Election at the time elected pursuant to Section 5.2.1 and 5.2.2 as follows:

(i)	in a single lump sum distribution; or

(ii)	annually in installments over up to 10 years.

If a Participant elects to receive the Account Balance relative to a specific Deferral Election in installments, the Participant’s Account Balance shall continue to be credited with deemed earnings in accordance with Article 4. The amount of each installment shall be equal to the total dollar balance of the Account Balance relative to that Deferral Election, divided by the number of installments remaining (including the installment then being calculated for payment) to be paid.

Section 5.2. Time of Payment.

5.2.1. Separation from Service. If a Participant has elected to receive payment of an Account Balance attributable to Deferred Compensation as of Separation from Service, payment of such Participant’s Account Balance shall be made or shall commence as elected by the Participant in the Deferral Election, provided that, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code, then notwithstanding any other provision of this Plan, any such payments that are otherwise due within six (6) months following the Participant's Separation from Service will be deferred and paid to the Participant in a lump sum immediately following the lapse of such six (6)-month period without interest.

5.2.2. Specified Date Distributions. If a Participant elects to receive payment of an Account Balance attributable to Deferred Compensation on a Specified Date, payment of the Account Balance shall be made or commence within 30 days after the Administrative Distribution Date following the Specified Date. However, if the Participant has a Separation from Service before the elected specified payment date, the election shall cease to be in effect, and future payment shall instead be made pursuant to Section 5.2.1, as applicable.

Section 5.3. Payments in Case of Unforeseeable Emergency.

The Plan Administrator, in its sole discretion, may, upon written request of a Participant, accelerate the payment of part of or all of the vested Account Balance in an amount necessary to meet an Unforeseeable Emergency, in a manner consistent with section 409A of the Code and the regulations issued thereunder. The written request shall contain evidence which sets forth in reasonable detail the facts which constitute the unforeseeable emergency. The Plan Administrator shall exercise its discretion in this regard in a uniform and nondiscriminatory manner. The amount of any such accelerated payment or payments shall not exceed the lesser of:

5.3.1. the amount necessary to satisfy such Unforeseeable Emergency; or

5.3.2. the entire undistributed Account Balance of such Participant. The remaining undistributed portion of such Participant’s Account Balance, if any, shall be distributed according to the election made pursuant to Article 5 or according to the provisions of Article 6. This Section shall not be construed to allow distribution under the Plan of amounts greater than those the Participant would have otherwise received, if no adjustm1ent under this Section had been made.

Section 5.4. Subsequent Election.

Participants may irrevocably elect to change the method and/or commencement date of payment of an Account Balance related to a specific Deferral Election by making a Subsequent Deferral Election. Limitations on the form and commencement date under a Subsequent Deferral Election, and the other limitations on such elections, shall be determined by the Plan Administrator in its sole discretion, consistent with Section 409A of the Code.

Section 5.5. Small Benefit Cash-Out.

The Plan Administrator reserves the right to cash out a Participant Account Balance if the aggregate value of the Participant’s Account Balance, together with any other deferred amounts under agreements, methods, programs, or other arrangements treated with the Plan as a single nonqualified deferred compensation plan under Treas. Reg. 1.409A-1(c)(2), is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code.

ARTICLE 6

BENEFITS UPON DEATH

Section 6.1. Designation of Beneficiary.

Each Participant shall have the right to designate, revoke and redesignate Beneficiaries hereunder, including the estate of the Participant, and to direct payment thereto of the amount of the unpaid portion of the Participant’s Account Balance, such designation, revocation or redesignation to be made in writing on a form provided by the Plan Administrator and to become effective upon delivery to the Plan Administrator.

Section 6.2. Rights of Beneficiary.

6.2.1. In the event of the death of a Participant prior to receipt of the Participant’s Account Balance, such Participant’s estate or other designated Beneficiaries if then living shall be entitled upon compliance with the reasonable requirements of the Plan Administrator to receive the unpaid portion of such Participant’s Account Balance, in a single lump sum payment promptly following the death of the Participant. If the Participant experienced a Separation from Service prior to death and was receiving amounts in installments, installments will continue after death to the Participant’s Beneficiary until the full Account Balance is exhausted.

6.2.2. Prior to payment, the Account Balance shall continue to be credited with deemed earnings in accordance with Article 4.

Section 6.3. Failure to Designate Beneficiary.

If a Participant fails to designate any Beneficiary under Section 6.1, the unpaid portion of the Participant’s Account Balance shall be paid to the Participant’s surviving spouse, if any, and otherwise to the Participant’s estate.

Section 6.4. Determination of Beneficiary.

If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments hereunder, then Plan Administrator shall have the right to withhold such payment until the matter is finally adjudicated or the proper Beneficiary is otherwise determined. Any payment made by the Plan Administrator in good faith and in accordance with the provisions of the Plan shall fully discharge the Plan Administrator from all further obligations with respect to such payment.

ARTICLE 7

ADMINISTRATIVE PROVISIONS

Section 7.1. Duties and Powers.

The Plan Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall retain all the necessary power and authority to carry out that function. Among such necessary powers and duties are the following:

7.1.1. To construe, interpret and administer the terms and provisions of the Plan;

7.1.2. To make allocations and determinations required by the Plan;

7.1.3. To compute and certify to Madrigal the amount and kind of benefits payable to Participants;

7.1.4. To authorize all disbursements pursuant to the Plan;

7.1.5. To determine the necessity for and the amount of any unforeseeable emergency distribution pursuant to Section 5.3;

7.1.6. To maintain all the necessary records for the administration of the Plan;

7.1.7. To prepare and submit such reports as shall be required by the Board of Directors from time to time;

7.1.8. To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof; and

7.1.9. To decide claims in accordance with Article 9.

Section 7.2. Effect of Company Action.

All actions taken and all determinations made by the Plan Administrator or Madrigal in good faith shall be final and binding upon all Participants, Madrigal and any persons interested in the Plan or in any rights accrued thereunder.

Section 7.3. Delegation of Routine Duties.

The Plan Administrator may delegate the authority to perform ministerial duties in connection with the administration of the Plan. . Such authority shall be in writing and shall not be construed to include the exercise of discretionary powers which are vested solely in the Plan Administrator.

Section 7.4. Information.

To enable the Plan Administrator to perform its functions, Madrigal shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of all Participants, their employment, their retirement, death, or the cause for termination of employment, and such other pertinent facts as the Plan Administrator may require.

Section 7.65. Employment of Outside Advisors.

The Plan Administrator may consult with legal counsel (who may be counsel for Madrigal), accountants, consultants, physicians, or other persons and shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such advisors.

Section 7.6. Administrative Costs.

All costs and expenses incurred in the administration of the Plan shall be borne by Madrigal.

ARTICLE 8

AMENDMENT AND TERMINATION

Section 8.1. Amendments.

Madrigal shall have the right to amend or modify this Plan in whole or in part at any time or from time to time by resolutions of the Board of Directors, and to amend or cancel any amendments; provided, however, that no action under this Section shall materially diminish a Participant’s vested interest in this Plan without the Participant’s written consent.

Section 8.2. Discontinuance of Plan.

The Board of Directors has the authority and sole discretion to discontinue and terminate this Plan at any time. In the event that the Board of Directors decides to discontinue and terminate the Plan, it shall notify the Plan Administrator of its action in an instrument in writing, and this Plan shall be terminated at the time therein set forth, and all Participants and any other person who has accrued rights under the Plan shall be bound thereby; provided, however, that no action under this Section shall cancel vested amounts previously credited to any Participant. For avoidance of doubt, however, the Board of Directors may terminate the Plan and provide for distributions of all benefits accrued hereunder (as though each Participant had experienced a “separation from service” within the meaning of Treas. Reg. 1.409A-1(h) as of the date of such termination), subject to the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix) or any succeeding regulations.

ARTICLE 9

CLAIMS PROCEDURES

Section 9.1. Presentation of Claim.

Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

Section 9.2. Notification of Decision.

The Plan Administrator shall consider a Claimant’s claim within 90 days of receipt of such claim or within 180 days if special circumstances require an extension of time, provided the Plan Administrator notifies the Claimant in writing of the extension prior to the end of the 90-day period, setting forth the special circumstances necessitating the extension and the date by which the decision will be made. The Plan Administrator shall notify the Claimant of its decision in writing:

9.2.1. that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

9.2.2. that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 9.3 below.

Section 9.3. Review of a Denied Claim.

Within 60 days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. Prior to the decision, the Claimant (or the Claimant’s duly authorized representative):

9.3.1. may review pertinent documents; and/or

9.3.2. may submit written comments or other documents.

Section 9.4. Decision on Review.

The Plan Administrator shall render its decision on review promptly, and not later than 60 days after receiving a written request for review of the denial, unless special circumstances require additional time, in which case the Plan Administrator’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and, if the claim is denied, the decision must contain:

9.4.1. specific reasons for the decision;

9.4.2. specific reference(s) to the pertinent Plan provisions upon which the decision was based;

9.4.3. such other matters as the Plan Administrator deems relevant; and

9.4.4. a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

Section 9.5. Legal Action.

A Claimant’s compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 10

RABBI TRUST

Section 10.1. Establishment of the Rabbi Trust.

Madrigal may establish one or more Rabbi Trusts to which Madrigal may transfer such assets as Madrigal determines in its sole discretion to assist in meeting its obligations under the Plan.

Section 10.2. Interrelationship of the Plan and the Rabbi Trust.

The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Rabbi Trust shall govern the rights of Madrigal, Participants, and the creditors of Madrigal to the assets transferred to the Rabbi Trust.

Section 10.3. Distributions from the Rabbi Trust.

Madrigal’s obligations under the Plan may be satisfied with assets from the Rabbi Trust distributed pursuant to the terms of the Rabbi Trust at Madrigal’s discretion, and any such distribution shall reduce Madrigal’s obligations under the Plan.

ARTICLE 11

MISCELLANEOUS

Section 11.1. Limitation on Participant’s Rights.

Participation in this Plan shall not give any Participant the right to be retained in employment or service of Madrigal or any Subsidiary. Madrigal reserves the right to dismiss any Participant without any liability for any claim against Madrigal, except to the extent provided herein. This Plan shall create only a contractual obligation on the part of Madrigal and shall not be construed as creating a trust or any fiduciary relationship. The right of a Participant or Beneficiary to receive payments pursuant to the Plan shall be no greater than the right of other unsecured creditors of Madrigal.

Section 11.2. Receipt or Release.

Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan, shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and Madrigal as they relate to the benefits under this Plan.

Section 11.3. Pennsylvania Law Governs.

This Plan shall be construed, administered and governed in all respects under and by the laws of the Commonwealth of Pennsylvania, except to the extent superseded by ERISA. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

Section 11.4. Headings Not Part of Agreement.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

Section 11.5. Successors and Assigns.

This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that the amounts credited to the accounts of a Participant shall not be assignable, transferable or subject to be taken in execution by levy, attachment or garnishment, and any purported transfer, assignment, encumbrance or attachment shall be void.

Section 11.6. Payment on Behalf of Participant or Beneficiary.

In the event any amount becomes payable under the Plan to a Participant or Beneficiary who, in the sole judgment of the Plan Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Plan Administrator may direct that such payment be made to the legally appointed guardian or conservator of the person or estate of the Participant or the Beneficiary, to any person with whom the Participant or Beneficiary resides, or to any person who has custody of the Participant or Beneficiary, without any duty to supervise or inquire into the application of any funds so paid. Any payment made pursuant to such determination shall constitute a full release and discharge of the Plan Administrator, Madrigal and its employees.

Section 11.7. Forfeiture.

Except as otherwise provided by Article 5, any payment or distribution to a Participant under the Plan which is not claimed by the Participant, Beneficiary, or other person entitled thereto within three years after becoming payable shall be forfeited and canceled and shall remain with Madrigal and no other person shall have any right thereto or interest therein. Neither the Plan Administrator nor Madrigal shall have any duty to give notice that amounts are payable under the Plan to any person other than the Participant.

Section 11.8. Withholding.

11.8.1. Madrigal or the appropriate Subsidiary shall deduct from the amount of all distributions under the Plan any Federal, state, local or other taxes it determines are required to be withheld.

11.8.2. If the whole or any part of the amounts credited to a Participant shall become liable for the payment of any estate, inheritance, income or other tax which Madrigal shall be required to pay, Madrigal shall have full power and authority to pay such tax out of any moneys or other property in its hands for the account of the person whose interests hereunder are so liable.

Section 11.9. Participant’s Obligations to Company.

Notwithstanding any other provision of the Plan, in the event a Participant defaults upon any debt, obligation, or other liability owed to Madrigal, irrespective of the basis therefor, such Participant’s benefit under this Plan shall be subject to offset by Madrigal in full or in part as required for the payment of any such debt, obligation or liability to Madrigal, consistent with Section 409A of the Code; provided, however, that such offset shall not occur unless and until the Participant or Beneficiary is entitled to receive payments pursuant to Article 6.

Section 11.10. Section 409A of the Code.

The Plan is intended to comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder and shall be administered and interpreted to the greatest extent possible in accordance with Section 409A of the Code and such Treasury Regulations to the extent applicable. Accordingly, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (iii) each payment, including installment payments, shall be treated as a separate payment for purposes of Section 409A of the Code, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. In the event that any provision of the Plan conflicts with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder or would cause the administration of the Plan to fail to satisfy such requirements, such provision shall be deemed null and void to the extent permitted under applicable law. The Plan Administrator may adopt such amendments to the Plan or adopt policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Plan Administrator determines are necessary or appropriate to (a) preserve the intended tax treatment of the benefits under the Plan, or (b) comply with the requirements of Section 409A of the Code.

Section 11.11. Limitations on Liability.

11.11.1 Madrigal does not warrant any tax benefit nor any financial benefit under the Plan. Without limitation to the foregoing, Madrigal and its officers, directors, employees, representatives and agents shall be held harmless by the Participant and each of his Beneficiary(ies) from and shall not be subject to any liability on account of, the federal or state or local income tax consequences, or any other consequences of any deferrals or credits with respect to Participants under the Plan.

11.11.2. Madrigal, its officers, directors, employees, representatives and agents shall be held harmless by the Participant and each of his Beneficiary(ies) from and shall not be subject to any liability hereunder for, all acts performed in good faith.

Section 11.12. Recovery of Overpayments.

The Plan has a right of reimbursement against any person who receives or holds a payment from the Plan in excess of the amount to which a Participant, spouse, or Beneficiary is entitled under the terms of the Plan. The Plan’s right to recover overpayments from any Participant, spouse, or Beneficiary exists regardless of the error, event or other circumstances giving rise to the overpayment and shall not be conditioned upon or mitigated by the behavior of any involved party. The Participant, spouse, or Beneficiary shall not be permitted to raise reliance, estoppel or other legal or equitable defenses in response to any action by the Plan Administrator or its delegates to recover an overpayment. The Plan’s right to recovery is an equitable lien by agreement, and the Plan Administrator and its delegates, may recover the amount overpaid, plus any earnings or interest determined in accordance with guidance issued by the Internal Revenue Service, in any manner determined by the Plan Administrator to be in the best interests of the Plan, including, but not limited to, by legal action against the recipient and/or holder of the overpayment or by offset against other or future benefits payable to or with respect to the Participant, spouse, alternate payee, or Beneficiary under the Plan, regardless of whether the overpaid amounts remain in his or her possession. The provisions of this Section are intended to clarify existing rights of the Plan and apply to all past or future overpayments.